Exhibit 99.1

Imperva Names Christopher Hylen as President and CEO as Part of Leadership Transition

Anthony Bettencourt to Remain with the Company as

Vice President of Customer Engagement and Chairman of the Board of Directors

REDWOOD SHORES, Calif. – August 10, 2017 – Imperva, Inc. (NASDAQ: IMPV), committed to protecting business-critical data and applications in the cloud and on-premises, today announced that its board of directors has appointed 20-year technology veteran Christopher Hylen, the former CEO of Citrix GetGo, as president and CEO and a member of the board, effective August 15, 2017. Anthony Bettencourt, who currently serves as president and CEO, will transition to the newly created role of vice president of customer engagement, where he will focus on customer and corporate development initiatives, as well as helping to facilitate a smooth transition of CEO responsibilities. Mr. Bettencourt will remain chairman of Imperva’s board, and Allan Tessler will remain the company’s lead independent director.

“In Christopher Hylen, we have the ideal leader to build on our business momentum and take us forward,” said Mr. Tessler. “Chris is an innovative technology executive who brings a proven track record of scaling cloud-based enterprise businesses, anticipating industry change, building high performing, customer-centric teams and creating shareholder value. Imperva’s best-of-breed discovery, protection and compliance solutions has made us the partner of choice for companies needing to protect their essential data and applications, and we look forward to working with Chris to expand our market position.”

“Imperva is a recognized leader in the enterprise data and application security and software industry with some of the most innovative and talented professionals in the world,” said Mr. Hylen. “Global data and application security needs are becoming more sophisticated and demanding, which provides tremendous opportunities for Imperva to continue to differentiate itself. I am excited to lead the company into its next phase of growth and believe we are well positioned to drive profitable growth and deliver lasting value for our employees, customers and shareholders.”

“Anthony successfully reshaped Imperva for the future, positioning us for long-term success by enhancing our data and application security protection capabilities, expanding our cloud diversification, extending our geographical reach and strengthening our financial performance,” added Mr. Tessler. “On behalf of the board, I want to thank Anthony for his significant contributions and we are pleased that we will continue to benefit from his expertise in his new role and as chairman of the board.”

“After serving nearly 15 years as a CEO, including the last three at Imperva where we transformed the company, I have determined that it is time for me to step back from being the top executive,” said Mr. Bettencourt. “It has been an enormous privilege to lead Imperva and I look forward to my new role, where I can focus on customer and corporate development initiatives to support our continued growth.”

Biography on Christopher Hylen

Christopher Hylen, 56, most recently served as President and CEO of Citrix GetGo where he was responsible for overseeing all business activities related to Citrix’s GoTo family of products. Mr. Hylen previously served as Senior Vice President and General Manager, Mobility Apps of Citrix and was responsible for strategy and business operations of Citrix’s former Mobility Apps business unit consisting of Citrix’s GoTo family of products, including its communications cloud and workflow cloud products.

Prior to joining Citrix, Mr. Hylen spent seven years at Intuit, where he held a series of executive roles of increasing seniority, including serving as senior vice president and general manager of Intuit’s payment solutions division where he grew the business nearly 20 percent a year in a highly competitive environment.

Earlier in his career, Mr. Hylen held executive-level positions with Automatic Data Processing and American Express. He also served on the board of ADT from 2015-2016. He earned his B.S. in Engineering from Widener University and his M.B.A. from Harvard Business School.

Disclosure of non-stockholder approved employment inducement grant made in reliance on NASDAQ rules: In connection with the appointment of Christopher Hylen as Imperva’s new president and CEO, the compensation committee of Imperva’s board of directors approved an award to Mr. Hylen of 101,200 restricted stock units (RSUs) to be granted pursuant to the Imperva, Inc. 2015 Equity Inducement Plan, as amended, which is a non-stockholder approved plan. Mr. Hylen’s RSUs will vest at the rate of 25% of the shares on August 15, 2018, and then 6.25% of the shares quarterly thereafter, subject to his continued provision of services to Imperva. The RSUs are being granted as an inducement material to Mr. Hylen’s employment in accordance NASDAQ Listing Rule 5635(c)(4). In connection with Mr. Hylen’s employment, the compensation committee also agreed to additional compensation arrangements which will be set forth in a current report on Form 8-K to be filed with the Securities and Exchange Commission.

Cautionary Statement Regarding Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not historical facts but instead represent only Imperva’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside Imperva’s control, such as the company’s belief that in the future companies will choose Imperva’s discovery, protection and compliance solutions to protect their essential data and applications; the company’s future efforts to expand its market position; the company’s beliefs regarding global data and application security needs becoming more sophisticated and demanding, the opportunities for the company to continue to differentiate itself, future growth, profitably and future positioning for long-term success as well as to deliver lasting value for its customers, employees and shareholders; and the company’s expectations that it will continue to benefit from Mr. Bettencourt’s expertise in his new executive role and as chairman of the board. Except for Imperva’s ongoing obligation to disclose material information as required by federal securities laws, Imperva is not under any obligation (and expressly disclaims any obligation) to update or alter any projections, goals, assumptions, or other statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise. Factors that could cause actual results to differ, possibly materially, from such forward-looking statements include the factors set forth in Imperva’s filings with the United States Securities and Exchange Commission.

About Imperva

Imperva® (NASDAQ: IMPV) is a leading provider of cyber security solutions that protect business-critical data and applications. The company’s SecureSphere, CounterBreach, Incapsula and Camouflage product lines enable organizations to discover assets and risks, protect information wherever it lives – in the cloud and on-premises – and comply with regulations. The Imperva Defense Center, a research team comprised of some of the world’s leading experts in data and application security, continually enhances Imperva products with up-to-the-minute threat intelligence, and publishes reports that provide insight and guidance on the latest threats and how to mitigate them. Imperva is headquartered in Redwood Shores, California. Learn more: www.imperva.com, our blog, on Twitter.

Contacts

Investor Relations

For Imperva, Inc.

Seth Potter, 646-277-1230

IR@imperva.com

Seth.Potter@icrinc.com